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                                    EXHIBIT 5
             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP


                                  May 20, 1998


ISS Group, Inc.
6600 Peachtree-Dunwoody Road
Embassy Row, Building 300, Suite 500
Atlanta, Georgia  30328

                  Re: ISS Group, Inc. - Registration Statement for Offering of an Aggregate of 2,980,250 Shares of Common Stock

Dear Ladies and Gentlemen:

    We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 2,980,250 shares of Common Stock of the Company available for issuance under the ISS Group, Inc. Restated 1995 Stock Incentive Plan ("the Plan") and (ii) an aggregate of 100,000 shares of Common Stock of the Company to be issued pursuant to Written Compensation Agreements. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plan and the agreements for the options granted pursuant to Written Compensation Agreements and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                             Very truly yours,

                             /s/ BROBECK, PHLEGER & HARRISON LLP

                             BROBECK, PHLEGER & HARRISON LLP